Exhibit 99.4

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the Registration Statement of Kinder Morgan, Inc. on Form S-4 and in the Information Statement/Proxy Statement/Prospectus of Kinder Morgan, Inc. and El Paso Corporation, which is part of the Registration Statement, of our opinion dated October 16, 2011 appearing as Appendix E to such Information Statement/Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary – Opinion of El Paso’s Financial Advisor,” “Risk Factors – Risk Factors Relating to the Transactions – The fairness opinions rendered to the boards of directors of Kinder Morgan and El Paso by their respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. Kinder Morgan and El Paso have not obtained, and do not expect to obtain, updated fairness opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement,” “The Transactions – Background of the Transactions,” “The Transactions – Recommendation of El Paso’s Board of Directors and Reasons for the Transactions,” and “The Transactions – Opinion of El Paso’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan Cox
Jonathan Cox Managing Director

New York, New York

November 10, 2011